Exhibit 5.1

601 Pennsylvania Avenue, N.W.

North Building, 10th Floor

Washington, DC 20004-2601

202-756-3300

Fax: 202-756-3333

www.alston.com

February 11, 2010

Duke Realty Corporation

600 East 96th Street, Suite 100

Indianapolis, IN 46240

Re:	Duke Realty Corporation – Registration Statement on Form S-3ASR (Registration Statement No. 333-160952), filed with the Securities and Exchange Commission on July 31, 2009

Ladies and Gentlemen:

We have acted as counsel to Duke Realty Corporation, an Indiana corporation (the “Company”), and Duke Realty Limited Partnership, an Indiana limited partnership (the “Operating Partnership,” and, together with the Company, the “Duke Entities”), in connection with the Duke Entities’ filing of the above referenced shelf registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

We are furnishing this opinion letter to you pursuant to Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K, in connection with the Company’s agreement pursuant to an Equity Distribution Agreement, dated as of February 11, 2010 (the “Equity Distribution Agreement”), by and among the Company, the Operating Partnership, Morgan Stanley & Co. Incorporated and UBS Securities LLC (the “Agents”), to make available for issuance and sale, from time to time in one or more transactions, through the Agents, a number of shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, sufficient to generate up to $150,000,000 in gross proceeds. The Shares are being issued and sold to and/or through the Agents pursuant to the Registration Statement and the Company’s prospectus, dated July 31, 2009 (the “Prospectus”), included in the Registration Statement, and the related prospectus supplement, dated February 11, 2010 (the “Prospectus Supplement”).

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Duke Entities, including, without limitation, resolutions adopted by the boards of directors or other governing bodies or controlling entities of the Duke Entities and the organizational documents of the Duke Entities, certificates of officers and representatives (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based) of the Duke

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February 11, 2010

Entities, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied upon the representations and warranties made in the agreements and other documents entered into by the Duke Entities in connection with the issuance of the Shares, including, without limitation, the Equity Distribution Agreement, certificates and statements of responsible officers of the Duke Entities, and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Our opinion set forth below is limited to the Indiana Business Corporation Law, applicable provisions of the Constitution of the State of Indiana and reported judicial decisions interpreting such Corporation Law and Constitution that, in our professional judgment, are normally applicable to transactions of the type contemplated by the Equity Distribution Agreement, and federal laws of the United States of America to the extent referred to specifically herein, and we do not express any opinion herein concerning any other laws.

Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that:

(1) The issuance of the Shares has been duly authorized and, upon due execution and delivery of the Equity Distribution Agreement by the parties thereto, and upon issuance and delivery of the Shares against full payment therefor as provided in the Equity Distribution Agreement, the Shares will be will be validly issued, fully paid and nonassessable.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our prior express written consent. The only opinion rendered by us consists of those matters set forth in the paragraph numbered (1) above, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any

February 11, 2010

changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement (or to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement, as appropriate), and to the reference to this law firm under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Sincerely,

ALSTON & BIRD LLP

By:	/s/ Mark C. Kanaly
Mark C. Kanaly, Partner